Exhibit 4.4

HEWLETT-PACKARD COMPANY

OFFICERS’ CERTIFICATE PURSUANT TO

SECTION 301 OF THE INDENTURE

February 26, 2009

We, Bruce Ives and Scott D. Bilter, do hereby certify that we are the duly appointed Vice President, Deputy General Counsel and Assistant Secretary and Vice President, Corporate Treasury, respectively, of Hewlett-Packard Company, a Delaware corporation (the “Company”).  We further certify, pursuant to the consent of the Debt Subcommittee of the Board of Directors of the Company adopted as of February 23, 2009 (a copy of which is attached hereto as Exhibit A), that pursuant to Section 301 of the Indenture, dated as of June 1, 2000 (the “Indenture”) between the Company and The Bank of New York Mellon Trust Company, N.A. (as successor to The Bank of New York Trust Company, N.A ., the successor to J.P. Morgan Trust Company, National Association, the successor to Chase Manhattan Bank and Trust Company, National Association), as trustee, three series of debt securities of the Company are hereby established, with the following terms and provisions:

1.          The titles of such series of Securities shall be the “Floating Rate Global Notes due February 24, 2011” (the “Floating Rate Global Notes”), the “4.25% Global Notes due February 24, 2012” (the “2012 Global Notes”), and the “4.75% Global Notes due June 2, 2014” (the “2014 Global Notes”, together with the 2012 Global Notes, the “Fixed Rate Global Notes,” and the Fixed Rate Global Notes and the Floating Rate Global Notes, collectively, the “Global Notes”) (copies of which are attached hereto as Exhibits B-1, B-2 and B-3, respectively).

2.          The aggregate principal amount of the Global Notes that may be authenticated and delivered under the Indenture shall be $275,000,000 aggregate principal amount of the Floating Rate Global Notes, $1,000,000,000 aggregate principal amount of the 2012 Global Notes and $1,500,000,000 aggregate principal amount of the 2014 Global Notes (except for Global Notes authenticated and delivered upon registration of, transfer of, or in exchange for, or in lieu of, other Global Notes pursuant to Sections 304, 305, 306, 906 and 1107 of the Indenture, and except for any Global Notes which, pursuant to Section 303 of the Indenture, shall be deemed never to have been authenticated and delivered thereunder).

3.          The prices at which the Global Notes shall be issued to the public are: 100.0% for the Floating Rate Global Notes, 99.956% for the 2012 Global Notes and 99.993% for the 2014 Global Notes.

4.          Interest on the Global Notes shall be payable to the Persons in whose names the Global Notes (or one or more Predecessor Securities) are registered at the close of business on the Regular Record Date for such interest.

5.          The Stated Maturity of the Floating Rate Global Notes is February 24, 2011 (if such date is not a Business Day, payment of principal, premium, if any, and interest for the Securities will be paid on the next Business Day; provided, however, that no interest on that payment will accrue from and after February 24, 2011).  The Stated Maturity of the 2012 Global Notes on which the principal thereof is due and payable is February 24, 2012 (if such date is not a Business Day, payment of principal, premium, if any, and interest for the Securities will be paid on the next Business Day; provided, however, that no interest on that payment will accrue from and after February 24, 2012).  The Stated Maturity of the 2014 Global Notes on which the principal thereof is due and payable is June 2, 2014 (if such date is not a Business Day, payment of principal, premium, if any, and interest for the Securities will be paid on the next Business Day; provided, however, that no interest on that payment will accrue from and after June 2, 2014).

6.          The Floating Rate Global Notes will bear interest for each interest period at a rate determined by the calculation agent.  The calculation agent is The Bank of New York Mellon Trust Company, N.A. until such time as the Company appoints a successor calculation agent.  The interest rate on the Floating Rate Global Notes for a particular interest period will be a per annum rate equal to three-month USD LIBOR as determined on the interest determination date plus 1.75%.  The interest determination date for an interest period will be the second London business day preceding the first day of such interest period.  Promptly upon determination, the calculation agent will inform the Trustee and the Company of the interest rate for the next interest period.  Absent manifest error, the determination of the interest rate by the calculation agent shall be binding and conclusive on the holders of the Floating Rate Global Notes, the Trustee and the Company.  A London business day is a day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.

Interest on the Floating Rate Global Notes will be paid to but excluding the relevant Interest Payment Date.  Interest payments on the Floating Rate Global Notes will be made quarterly in arrears on February 24, May 24, August 24 and November 24 of each year, beginning on May 24, 2009, to the person in whose name the Floating Rate Global Notes are registered at the close of business on the Business Day immediately preceding the Interest Payment Date.  Interest on the Floating Rate Global Notes will accrue from and including February 26, 2009, to but excluding the first Interest Payment Date and then from and including the immediately preceding Interest Payment Date to which interest has been paid or duly provided for to but excluding the next Interest Payment Date or date of Maturity, as the case may be.  Each of these periods is referred to as an “interest period.”  The amount of accrued interest that the Company will pay for any interest period shall be calculated by multiplying the face amount of the Floating Rate Global Notes then outstanding by an accrued interest factor.  This accrued interest factor is computed by adding the interest factor calculated for each day from February 26, 2009, or from the latest date interest was paid to the date for which accrued interest is being calculated.  The interest factor for each day is computed by dividing the interest rate applicable to that date by 360.  If an Interest Payment Date for the Floating Rate Global Notes falls on a day that is not a Business Day, the Interest Payment Date shall be postponed to the next succeeding Business Day unless such next succeeding Business Day would be in the following month, in which case, the Interest Payment Date shall be the immediately preceding Business Day.

On any interest determination date, LIBOR will be equal to the offered rate for deposits in U.S. dollars having an index maturity of three months, in amounts of at least $1,000,000, as such rate appears on “Reuters Page LIBOR01” at approximately 11:00 a.m., London time, on such interest determination date.  If on an interest determination date, such rate does not appear on the “Reuters Page LIBOR 01” as of 11:00 a.m., London time, or if the “Reuters Page LIBOR01” is not available on such date, the calculation agent will obtain such rate from Bloomberg L.P.’s page “BBAM.”

If no offered rate appears on “Reuters Page LIBOR01” or Bloomberg L.P.’s page “BBAM” on an interest determination date at approximately 11:00 a.m., London time, then the calculation agent (after consultation with the Company) will select four major banks in the London interbank market and shall request each of their principal London offices to provide a quotation of the rate at which three-month deposits in U.S. dollars in amounts of at least $1,000,000 are offered by it to prime banks in the London interbank market, on that date and at that time, that is representative of single transactions at that time.  If at least two quotations are provided, LIBOR will be the arithmetic average of the quotations provided.  Otherwise, the calculation agent will select three major banks in New York City and shall request each of them to provide a quotation of the rate offered by them at approximately 11:00 a.m., New York City time, on the interest determination date for loans in U.S. dollars to leading European banks having an index maturity of three months for the applicable interest period in an amount of at least $1,000,000 that is representative of single transactions at that time.  If three quotations are provided, LIBOR will be the arithmetic average of the quotations provided.  Otherwise, the rate of LIBOR for the next interest period will be set equal to the rate of LIBOR for the then current interest period.

Upon request from any holder of Floating Rate Global Notes, the calculation agent will provide the interest rate in effect for the Floating Rate Global Notes for the current interest period and, if it has been determined, the interest rate to be in effect for the next interest period.

All percentages resulting from any calculation of the interest rate on the Floating Rate Global Notes will be rounded to the nearest one hundred-thousandth of a percentage point with five one millionths of a percentage point rounded upwards (e.g., 9.876545% (or .09876545) would be rounded to 9.87655% (or .0987655)), and all dollar amounts used in or resulting from such calculation on the Floating Rate Global Notes will be rounded to the nearest cent (with one-half cent being rounded upward).  Each calculation of the interest rate on the Floating Rate Global Notes by the calculation agent will (in the absence of manifest error) be final and binding on the Holders and the Company.

The interest rate on the Floating Rate Global Notes will in no event be higher than the maximum rate permitted by New York law as the same may be modified by Unites States law of general application.

7.          The 2012 Global Notes will bear interest at the rate of 4.25% per year. Interest on the 2012 Global Notes will be paid semi-annually in arrears on February 24 and August 24 of each year, beginning on August 24, 2009, to the holders of record of the 2012 Global Notes at the close of business on the fifteenth day (whether or not a Business Day) immediately preceding the related Interest Payment Date. Interest on the 2012 Global Notes will accrue from and including February 26, 2009, to but excluding the first Interest Payment Date and then from and including the immediately preceding Interest Payment Date to which interest has been paid or duly provided for to but excluding the next Interest Payment Date or Maturity date, as the case may be. Interest on the 2012 Global Notes will be paid on the basis of a 360-day year comprised of twelve 30-day months.

If an Interest Payment Date on the 2012 Global Notes falls on a date that is not a Business Day, the Interest Payment Date shall be postponed to the next succeeding Business Day.

8.          The 2014 Global Notes will bear interest at the rate of 4.75% per year. We will make interest payments on the 2014 Global Notes semi-annually in arrears on June 2 and December 2 of each year, beginning on June 2, 2009, to the holders of record of the 2014 Global Notes at the close of business on the fifteenth day (whether or not a Business Day) immediately preceding the related Interest Payment Date. Interest on the 2014 Global Notes will accrue from and including February 26, 2009, to but excluding the first Interest Payment Date and then from and including the immediately preceding Interest Payment Date to which interest has been paid or duly provided for to but excluding the next Interest Payment Date or Maturity date, as the case may be. Interest on the 2014 Global Notes will be paid on the basis of a 360-day year comprised of twelve 30-day months. If an Interest Payment Date on the 2014 Global Notes falls on a date that is not a Business Day, the Interest Payment Date shall be postponed to the next succeeding Business Day.

9.          The Global Notes shall be issued in the form of one or more Global Securities (the “Global Securities”).  So long as the Global Notes shall be issued in whole in the form of the Global Securities, the principal of, premium, if any, and interest, if any, on the Global Notes shall be paid in immediately available funds to the Depositary or a nominee of the Depositary.  If at any time the Global Notes are no longer represented by the Global Securities and are issued in definitive form (“Certificated Securities”), then the principal of, premium, if any, and interest, if any, on each Certificated Security at Maturity shall be paid to the Holder upon surrender of such Certificated Security at the office or agency maintained by the Company in the Borough of Manhattan, The City of New York (which shall initially be the office of The Bank of New York, an affiliate of The Bank of New York Mellon Trust Company, N.A., the Trustee), provided that such Certificated Security is surrendered to the Trustee, acting as Paying Agent, in time for the Paying Agent to make such payments in such funds in accordance with its normal procedures.  Payments of interest with respect to Certificated Securities other than at Maturity may, at the option of the Company, be made by check mailed to the address of the Person entitled thereto as it appears on the Security Register on the relevant Regular or Special Record Date or by wire transfer in same day funds to such account as may have been appropriately designated to the Paying Agent by such Person in writing not later than such relevant Regular or Special Record Date.  Each payment of principal, premium, if any, and interest, if any, shall be made in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.  Transfer of the Global Notes shall be registrable on the Securities Register upon the surrender of the Global Notes for registration of transfer at the office or agency maintained by the Company in the Borough of Manhattan, The City of New York (which shall initially be the office of The Bank of New York, an affiliate of The Bank of New York Mellon Trust Company, N.A., the Trustee).

10.        The Fixed Rate Global Notes are subject to redemption at the option of the Company.

11.        The Company will have the right to redeem the Fixed Rate Global Notes, in whole or in part, on at least 30 days’ but no more than 60 days’ prior written notice mailed to the registered holders of the Fixed Rate Global Notes to be redeemed.  The redemption price will be equal to the greater of (1) 100% of the principal amount of the Securities to be redeemed and (2) the sum of the present value of the principal amount of the Securities to be redeemed and the remaining scheduled payments of interest thereon from the Redemption Date to the Maturity Date discounted from the scheduled payment dates to the Redemption Date on a semi-annual basis at the treasury rate plus 45 basis points in the case of the 2012 Global Notes and 45 basis points in the case of the 2014 Global Notes, plus accrued and unpaid interest on the principal amount being redeemed to, but excluding, the Redemption Date.

If money sufficient to pay the redemption price of and accrued interest on the Fixed Rate Global Notes (or portions thereof) to be redeemed on the redemption date is deposited with the Trustee or Paying Agent on or before the redemption date and certain other conditions are satisfied, then on and after the redemption date, interest will cease to accrue on the Fixed Rate Global Notes (or such portion thereof) called for redemption and such Fixed Rate Global Notes will cease to be outstanding.  If any redemption date is not a Business Day, the Company will pay the redemption price on the next Business Day without any interest or other payment due to the delay.

If fewer than all of the Fixed Rate Global Notes in one series are to be redeemed, the Trustee will select the Fixed Rate Global Notes in that series for redemption on a pro rata basis, by lot or by such other method as the Trustee deems appropriate and fair.  No Fixed Rate Global Notes of $2,000 or less will be redeemed in part.

12.        The Global Notes are not subject to any sinking fund or analogous provisions.  The Floating Rate Global Notes will not be redeemable at the option of the Holder thereof prior to Maturity.

13.        The Global Notes shall be issuable only in denominations of $2,000 and any integral multiples of $1,000 in excess thereof.

14.        Except as otherwise provided herein, the amount of payments of principal of, or any premium or interest on the Global Notes may not be determined with reference to an index, formula or other method.

15.        The Global Notes may be purchased only in currency of the United States and payment of principal of, premium, if any, and interest on the Global Notes will only be made in currency of the United States.

16.        The payment of principal of, premium, if any, or interest on the Global Notes will not be payable at the option of the Company or the Holder in any currency or currency units other than in the currency of the United States.

17.        One hundred percent (100%) of the principal amount of all or any series of the Global Notes will be payable upon declaration of acceleration of the Maturity of such series of the Global Notes pursuant to Section 502 of the Indenture.

18.        The aggregate principal amount payable at Stated Maturity of the Floating Rate Global Notes is $275,000,000, of the 2012 Global Notes is $1,000,000,000 and of the 2014 Global Notes is $1,500,000,000.

19.        The defeasance and covenant defeasance provisions of Article Thirteen of the Indenture will apply to each series of the Global Notes.

20.        The Global Notes may not be converted into other securities or property.

21.        The Depositary for the Global Notes shall be The Depository Trust Company, a New York Corporation (“DTC”).  The Global Notes will be represented by one or more Global Securities registered in the name of DTC or Cede & Co., as a nominee of DTC.  Except as set forth in Section 305 of the Indenture, such Global Securities may be transferred, in whole and not in part, only to DTC or another nominee of DTC.

22.        There are no Events of Default with respect to the Global Notes that are in addition to the Events of Default contained in the Indenture.

23.        The Global Notes are not subject to any guarantee with respect to the payments of principal, premium, if any, or interest.

24.        The Global Notes are unsecured.

25.        Sections 1008 and 1009 of the Indenture will apply to the Global Notes without variation.

In rendering this Officers’ Certificate, each of undersigned has read the Indenture, including Sections 102, 201, 301 and 303 thereof, and has made such examinations and investigations which, in his or her opinion, are necessary to enable such person to express an informed opinion as to whether all covenants and conditions required under the Indenture to be complied with or satisfied in connection with the Trustee’s authentication and delivery of the Global Notes, have been complied with or satisfied, and, in such person’s opinion, all such covenants and conditions have been complied with and satisfied.

Attached hereto as Exhibits B-1, B-2 and B-3 are the forms of Global Security for the Global Notes.  We further approve all of the terms and conditions set forth on or referred to in the attached form of Global Security.  In the event that Certificated Securities are issued in exchange for a Global Security, the form of certificate evidencing the Certificated Security shall be in substantially the form of Global Security, with such grammatical and other changes as are necessary to evidence the Certificated Securities in definitive form rather than as Global Securities.

Capitalized terms used herein that are not otherwise defined herein shall have the meanings assigned to them in the Indenture.

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IN WITNESS WHEREOF, the undersigned have executed this certificate as of the date first written above.

HEWLETT-PACKARD COMPANY

By:	/s/ Bruce Ives
Bruce Ives
Vice President, Deputy General Counsel and Assistant Secretary

By:	/s/ Scott D. Bilter
Scott D. Bilter
Vice President, Corporate Treasury